UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)*


                                  NEWCOM, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                  651093-10-6
                                 (CUSIP Number)

                               December 31, 1998
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 2 OF 11 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 P.R.I.F., L.P.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[X]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ontario, Canada
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        541,102
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     915,867
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                 915,867
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.9%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
- ------------------------------------------------------------------------- -
                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 3 OF 11 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 H.B. and Co., Inc.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ontario, Canada
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        541,102
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     915,867
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                 915,867
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.9%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -
                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 4 OF 11 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Henry Brachfeld
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        541,102
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     915,867
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                 915,867
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.9%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -
                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 5 OF 11 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Excalibur Limited Partnership
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[X]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ontario, Canada
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        374,765
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     915,867
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                 915,867
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.9%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
- ------------------------------------------------------------------------- -
                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 6 OF 11 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Excalibur Capital Management, Inc.
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Ontario, Canada
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        374,765
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     915,867
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                 915,867
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.9%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
- ------------------------------------------------------------------------- -
                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 7 OF 11 PAGES

- ------------------------------------------------------------------------- -
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 William S. Hechter
- ------------------------------------------------------------------------- -
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)[ ]
                                                                  (B)[ ]

- ------------------------------------------------------------------------- -
    3   SEC USE ONLY

- ------------------------------------------------------------------------- -
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 Canada
- ------------------------------------------------------------------------- -
      NUMBER OF          5  SOLE VOTING POWER
       SHARES
    BENEFICIALLY                     -0-
      OWNED BY         ---------------------------------------------------- -
        EACH             6  SHARED VOTING POWER
      REPORTING
       PERSON                        374,765
        WITH:          ---------------------------------------------------- -
                         7  SOLE DISPOSITIVE POWER

                                     -0-
                       ---------------------------------------------------- -
                         8  SHARED DISPOSITIVE POWER

                                     915,867
- ------------------------------------------------------------------------- -
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

                 915,867
- ------------------------------------------------------------------------- -
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

- ------------------------------------------------------------------------- -
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.9%
- ------------------------------------------------------------------------- -
    12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
- ------------------------------------------------------------------------- -

                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 8 OF 11 PAGES


	This Amendment No. 1 to Schedule 13G is being filed pursuant to Rule 13d-2(b) to report changes in the beneficial ownership of securities of the Issuer as of December 31, 1998 from the information reported on the Filing Persons' Schedule 13G dated December 10, 1998 (capitalized terms used herein without definition have the meanings given them in such initial Schedule 13G).

Item 4.           Ownership:

                  (a)    Amount Beneficially Owned by Filing Persons:

                         P.R.I.F.        915,867
                         HBCI            915,867
                         Mr. Brachfeld   915,867
                         Excalibur       915,867
                         ECMI            915,867
                         Mr. Hechter     915,867

                  (b)    Percent of Class:

                         P.R.I.F.        7.9%
                         HBCI            7.9%
                         Mr. Brachfeld   7.9%
                         Excalibur       7.9%
                         ECMI            7.9%
                         Mr. Hechter     7.9%

                  (c)    Number of Shares as to which the Filing
                         Person has:

                         (i)     Sole power to vote or to direct the
                                 vote

                                 P.R.I.F.        0
                                 HBCI            0
                                 Mr. Brachfeld   0
                                 Excalibur       0
                                 ECMI            0
                                 Mr. Hechter     0

                         (ii)    Shared power to vote or to
                                 direct the vote

                                 P.R.I.F.        541,102
                                 HBCI            541,102
                                 Mr. Brachfeld   541,102
                                 Excalibur       374,765
                                 ECMI            374,765
                                 Mr. Hechter     374,765
                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 9 OF 11 PAGES

                         (iii)   Sole power to dispose or to
                                 direct the disposition of

                                 P.R.I.F.        0
                                 HBCI            0
                                 Mr. Brachfeld   0
                                 Excalibur       0
                                 ECMI            0
                                 Mr. Hechter     0

                         (iv)    Shared power to dispose or to
                                 direct the disposition of

                                 P.R.I.F.        915,867
                                 HBCI            915,867
                                 Mr. Brachfeld   915,867
                                 Excalibur       915,867
                                 ECMI            915,867
                                 Mr. Hechter     915,867

                  (d)    Mrs. Brachfeld is the sole stockholder of HBCI and
				 the wife of Mr. Brachfeld.  By reason of such status,
				 Mrs. Brachfeld may be deemed to beneficially own the
				 shares of Common Stock beneficially owned by HBCI and
				 Mr. Brachfeld.  Mrs. Brachfeld disclaims beneficial
				 ownership of all such shares pursuant to Rule 13d-4
				 promulgated under the Securities Exchange Act of
				 1934, as amended.

                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 10 OF 11 PAGES

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1999

                                P.R.I.F., L.P.

                                By:  H.B. and Co., Inc.,
                                        General Partner



                                By: /s/ Henry Brachfeld
                                Name: Henry Brachfeld
                                Title:  President



                                H.B. AND CO., INC.



                                By: /s/ Henry Brachfeld
                                Name: Henry Brachfeld
                                Title:  President




                                   /s/ Henry Brachfeld
                                     Henry Brachfeld




                                   /s/ Lilian Brachfeld
                                     Lilian Brachfeld



                                EXCALIBUR LIMITED PARTNERSHIP

                                By:  Excalibur Capital Management, Inc.,
                                        General Partner



                                By: /s/ William S. Hechter
                                Name: William S. Hechter
                                Title:  Director

                                  SCHEDULE 13G

CUSIP NO. 651093-10-6                                   PAGE 11 OF 11 PAGES


                                EXCALIBUR CAPITAL MANAGEMENT, INC.



                                By: /s/ William S. Hechter
                                Name: William S. Hechter
                                Title:  Director




                                   /s/ William S. Hechter
                                     William S. Hechter